Exhibit 19.a

SECURITIES LAW COMPLIANCE POLICY
OF
FIRST BANCORP
AND ITS SUBSIDIARIES

____________________________

ADOPTED AS OF OCTOBER 28, 2024

Policy Statement
This Policy of First Bancorp (together with its subsidiaries, the “Company”) establishes, among other things, the handling of material, nonpublic information relating to the Company or other companies with whom we deal and with the buying and selling of stock and other securities of the Company and those other companies.

Scope
This Policy applies to all employees, officers, directors and agents of the Company.

Overview
1.    Limitations on Sales of Securities by Affiliates

The securities laws limit unregistered sales of securities by any “affiliate” of the Company, i.e. a person such as an executive officer, director or large shareholder (generally a greater than 10% shareholder) in a relationship of control with the Company1. Affiliates wishing to sell securities of the Company generally comply with the safe harbor conditions specified in Rule 144 promulgated under the Securities Act of 1933. This limitation applies to all Company securities held by affiliates (often referred to as “control” securities), whether acquired in private transactions, on the open market or from the exercise of stock options2. When shares of the Company’s securities are acquired by an affiliate of the Company, the Corporate Secretary of the Company will instruct the Company’s stock transfer agent to place a restrictive legend on the stock certificate(s) or mark the Company’s stock transfer books with an appropriate “stop order”, as applicable, with respect to the securities represented thereby.

Below is an example of such a restrictive legend (for “control stock”):

1 Rule 405 provides that “An affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified”. Affiliate status may also be extended to: (1) members of the affiliate’s immediate family; (2) other persons with whom the affiliate shares a household; (3) economic dependents of the affiliate; (4) any person over whom the affiliate has control; and (5) any entity over which the affiliate has control.
2 Typically, a person who buys securities from an affiliate takes “restricted securities.” While different from “control securities”, restricted securities are also subject to limitations on sale.

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The shares represented by this Certificate are owned by a person or persons, who may be considered an affiliate of the Company for purposes of Rule 144 of the Securities Act of 1933; no transfer of these shares or any interest therein may be made except pursuant to Rule 144, or an effective registration statement under the Act, unless the Company has received an opinion of counsel satisfactory to it that such transfer does not require registration under the Act.

The Company’s stock transfer agent will only remove a restrictive legend or stop order upon the receipt of a satisfactory legal opinion. Accordingly, affiliates should contact the Company’s Corporate Secretary well in advance of any proposed sale transaction (including the offer for sale or pledging of Company stock) so that the Company may investigate whether the sale may be completed pursuant to an exemption from registration; and if so, make arrangements to deliver a satisfactory legal opinion to the transfer agent and allow for the timely transfer of the stock. Otherwise, the intended sale and transfer of the Company’s securities may be temporarily or permanently delayed.

For additional information on such limitations and the removal of restrictive legends and stop orders, please contact Company’s Corporate Secretary.

2.    Insider Trading Prohibited

Except for Permitted Transactions (as defined in Section 4), no employee, officer, director or agent of the Company may purchase or sell securities of the Company or of any other company with whom the Company deals while aware of material, nonpublic information concerning the Company or the other company, as applicable. This prohibition applies to any purchase or sale transaction that is not a Permitted Transaction, including those effected to satisfy margin loans.

(a)    Employees, Officers, Directors and Agents

This Policy applies to all employees, officers, directors and agents of the Company. When we refer to “you” or to “employees, officers, directors or agents” in this Policy, we also mean (1) members of your immediate family; (2) other persons with whom you share a household; (3) persons who are your economic dependents; (4) any person over whom you have control; and (5) any entity over which you have control. We will regard trades made at your direction or at the direction of those named in the preceding sentence as trades made by you.

(b)    Purchase and Sale

This Policy prohibits purchases and sales while you are aware of material, nonpublic information. The terms “purchase,” “sell” and “sale” encompass not only traditional purchases and sales but also any arrangement by which any person subject to this Policy changes his or her economic exposure to changes in the price of the securities. For example, a “purchase” or “sale” would include a purchase of a standardized put or call option, the writing of put or call options, selling stock short, buying or selling securities convertible into other securities, or merely engaging in a private agreement where the value of the agreement varies in relation to the price of the underlying security.

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A disposition of stock by gift is deemed a “sale” for purposes of this Policy and the federal securities laws.

(c)    Other Companies

While this Policy prohibits trading in the Company’s securities when you are aware of material, nonpublic information about the Company, it also prohibits trading in securities of any other company about whom you learn material, nonpublic information in the course of performing your duties for the Company. For example, you may be involved in a transaction in which the Company expects to acquire all or a substantial amount of the stock in another company or enter into a new venture or other relationship with the company. Even though the amount of the transaction may be immaterial to the Company, it may be material to the other company. This Policy prohibits you from trading in the securities of the other company while you are aware of this information, as long as it remains nonpublic.

(d)    Material, Nonpublic Information

Information is considered “material” if (1) a reasonable investor would consider it important in making a decision on whether to buy, sell, or hold the security or (2) a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. Either positive or negative information may be material. Information that is reasonably likely to affect the market price of a security is almost always material and it is important to recognize that whether the market price would be affected by the information will be determined in hindsight. In other words, if the market price changes after the information is disclosed, the information will generally be considered to have been material.

Information is considered “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors. Examples of such public disclosure include the filing of a Form 8-K with the Securities and Exchange Commission (the “SEC”) or the issuance of a press release. In addition, even after such public disclosure of material information, a reasonable period of time must elapse in order for the market to react to the information. For purposes of this Policy, information will be deemed to be nonpublic until the end of the first full trading day (i.e., a day when the securities markets are open for trading) after the information has been publicly disclosed.

Examples of material, nonpublic information might include the following:

•financial problems;
•information about upcoming earnings or losses;
•events that could result in restating financial information;
•negotiation of a merger or acquisition;
•news of a significant acquisition or sale;
•changes in dividend policies;
•the declaration of a stock split;
•the offering of additional securities;

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•changes in top management;
•significant new products; and
•the gain or loss of a substantial customer.

(e)    Margin Loans

Margin loans in the Company’s securities are prohibited.

3.    Trading Blackout Periods

The following persons may not purchase or sell the Company’s securities or enter into a Trading Plan (as defined in Section 4(c)) with respect to the Company’s securities during the following blackout periods:

(a)    Earnings Blackout Periods

Except for Permitted Transactions, directors, Executive Officers (as defined in this Section) and Designated Employees (as defined in this Section) may not purchase or sell the Company’s securities or enter into a Trading Plan with respect to the Company’s securities during the period beginning on the last day of each quarter (March 31, June 30, September 30 and December 31) and lasting until the beginning of the second full trading day after the Company publicly announces results for such quarter.

For purposes of this Policy, “Executive Officers” are those employees of the Company who are subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If you are not certain whether or not you are an Executive Officer, please contact the Company’s Corporate Secretary before you trade during a blackout period.

For purposes of this Policy, “Designated Employees” are those employees of the Company, designated from time to time by the President of the Company, who are directly involved in the preparation of the Company’s financial statements or otherwise have access to the financial information that will be reflected in such financial statements. If you are not certain whether or not you are a Designated Employee, please contact the Corporate Secretary before you trade during an earnings blackout period.

Even if you are not subject to this Section 3(a), you are still subject to Section 2 (which prohibits transactions at any time when you are aware of material, nonpublic information). Accordingly, even if a blackout period is not in effect, you still may not trade in the Company’s securities or establish a Trading Plan at a time when you are aware of material, nonpublic information concerning the Company.

(b)    During the period beginning four (4) business days occurring before the date the Company publicly announces a stock repurchase plan under SEC Rule 10b-18 and/or a Trading Plan, or an increase in the number of shares which may be purchased under an existing such plan, and ending four (4) business days after such date, no Executive Officer or director may purchase or sell shares of the Company’s securities (including pursuant to a Trading Plan adopted by such Executive Officer

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or director. All Trading Plans adopted by an Executive Officer or a director must contain a restriction having such an effect.

(c)    Event-Specific Blackout Periods

Except for Permitted Transactions, employees, officers, directors and/or agents of the Company may not purchase or sell our securities or enter into a Trading Plan with respect to our securities during any period when the Company has notified such individuals that a blackout period is in effect.

The Company reserves the right to impose a trading blackout from time to time on specified groups of its employees, officers, directors or agents when, in the judgment of the Chief Executive Officer and the President of the Company, a blackout is warranted. Although these blackouts generally will arise because the Company is considering a material transaction that has not yet been made public, they may be declared for any reason. If a blackout to which you are subject is declared, you will be notified of when the blackout begins and when it ends.

If you are notified that you are subject to an event-specific blackout period, you may not trade in the Company securities or establish a Trading Plan during the blackout period nor may you inform any other person that the blackout period is in effect.

(d)    401(k) Plan Blackout Periods

Directors and Executive Officers may not purchase or sell our securities or enter into or modify a Trading Plan with respect to the Company’s securities to the extent and during the periods required by Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR adopted by the SEC in connection therewith.

We have established a blackout period for directors and Executive Officers that prevents them from trading in the Company’s securities at any time when employees of the Company are blacked out from trading in any fund of a retirement, deferred compensation, profit sharing or similar plan sponsored by the Company and holding securities of the Company (a “Stock Plan”). This blackout period is meant to comply with the requirements of Section 306 of the Sarbanes-Oxley Act of 2002, and, therefore, the blackout period shall not apply to those transactions exempted by Regulation BTR.

4.    Permitted Transactions

A transaction is a “Permitted Transaction” if it is any of the following transactions:

•acceptance of a stock option or other “option-like” awards issued or offered under one of the Company’s employee stock option plans in compliance with this Policy, including elections to acquire stock options in lieu of other compensation or the cancellation or forfeiture of options pursuant to the plans;

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•vesting of the Company stock options or shares of restricted stock of the Company and any related stock withholding;

•exercise of stock options issued under a Company stock option plan in a stock-for-stock exercise, payment of the exercise price in shares of the Company’s stock, and any related stock withholding transactions but not any sale of the Company’s stock acquired in the option exercise;

•acceptance of shares of restricted stock or restricted stock units under an employee benefit plan of the Company;

•purchase of shares of the Company’s stock through a stock purchase plan allowing reinvestment of dividends, but not through optional cash purchases;

•transferring shares of the Company’s stock to an entity that does not involve a change in the beneficial ownership of the shares, such as to an inter vivos trust of which you are the sole beneficiary during your lifetime;

•making payroll contributions to a retirement, deferred compensation, profit-sharing or similar plan (a “Stock Plan”), but not intra-plan transfers involving one of the stock funds in a Stock Plan nor a change in “investment direction” under the Stock Plan to increase or decrease your percentage investment contribution allocated to a Company stock fund;

•acquisition of shares or share units in a deferred compensation plan for directors and/or executive officers, but not intra-plan transfers involving any of the stock unit accounts in such a plan;

•acquisition or disposition of the Company’s stock in a stock split, stock dividend, or other transaction affecting all shareholders equally;

•execution of a transaction pursuant to a contract, instruction, or plan described in Exchange Act Rule 10b5-1(c) but only if, with respect to directors and Executive Officers, the Plan complies with this Policy and requires the broker or other counter-party to notify you immediately upon execution of a transaction in the Company’s stock pursuant to the plan; or

•any other transaction designated by the Board of Directors of the Company or any committee thereof, with reference to this Policy, as a Permitted Transaction.

(a)    Employee Benefit Plan Transactions

Included in the definition of Permitted Transactions are most of the ongoing transactions you might enter into under any of the Company’s equity-based benefit plans. For example, although your participation in a Stock Plan involves the regular acquisition of the Company’s common stock, either directly pursuant to your investment election or indirectly through the employer match, your participation is not prohibited by this Policy. Notice, however, that the movement of balances into or out of the Company’s stock

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accounts in a Stock Plan or changes in your investment direction in those accounts are not included among the Permitted Transactions. These transactions may result in a sale of the Company’s stock by the plan trustee and, therefore, are not Permitted Transactions. This means that you may not make such transfers or elections while you are aware of material, nonpublic information. In addition, if you are subject to a blackout period, you may not make such transfers or elections during the blackout period.

Transactions in employee stock options are also considered Permitted Transactions if there is no related sale to third parties. Notice, however, that a sale of stock following or in connection with an option exercise is not a transaction with the Company and is, therefore, not a Permitted Transaction. Thus, you may engage in a cash exercise of an option as long as you retain the stock that you buy in the exercise. You can also engage in stock-for-stock exercises and elect stock withholding without violating this Policy. But, at any time that you are subject to a blackout period or are in possession of material, nonpublic information concerning the Company, you may not exercise an option through a “cashless exercise” where the Company’s stock is sold in the market in connection therewith.

(b)    Transactions not Changing Beneficial Ownership

Certain transactions involve merely a change in the form in which you own securities. For example, you may transfer shares of stock to a trust if you are the only beneficiary of the trust during your lifetime. Likewise, changing the form of ownership to include a member of your immediate household as a joint owner is a Permitted Transaction since members of your household are considered the same as you for purposes of this Policy. Since directors and Executive Officers may need to report these transactions pursuant to Section 16(a) of the Exchange Act, if you are a director or Executive Officer you must give notice of these transactions pursuant to Section 6(a) of this Policy.

(c)    Contracts, Instructions or Plans Described in Exchange Act Rule 10b5-1(c)

The SEC has enacted Rule 10b5-1(c) that provides an affirmative defense against violations of the federal insider trading laws and regulations. In general, Rule 10b5-1(c) provides for an affirmative defense if you enter into a contract, provide instructions, or adopt a written plan for trading in securities when you are not aware of material, nonpublic information and are acting in good faith and not to evade the anti-fraud provisions of Rule 10b-5 (a “Trading Plan”). The Trading Plan must (1) specify the amount, price, and date of the securities trading transactions; (2) specify a written formula, algorithm or computer program for determining the amount, price, and date of the securities trading transactions; or (3) place the discretion for determining the amount, price, and date of the securities trading transactions with another person who is not, at the time of the transaction, aware of material, nonpublic information. You may not exercise discretion or influence over the amount, price, and date of the securities trading transactions after entering into the Trading Plan. The rules regarding Trading Plans are complex and must be complied with completely to be effective. You should consult with your legal advisor before adopting a Trading Plan.

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A Trading Plan, if used at all, should avoid purchases or sales shortly before known announcements, such as earnings announcements. Even though transactions executed in accordance with a properly formulated Trading Plan are generally exempt from insider trading liability under federal law, if the trades occur at times shortly before the Company announces material news, the investing public and media may not understand the nuances of trading pursuant to a Trading Plan. This could result in negative publicity for you and the Company and is something you should consider when entering into a Trading Plan.

Finally, if you are a director or an Executive Officer, Trading Plans require special care. You can specify conditions that trigger a purchase or sale in a Trading Plan. Consequently, if a triggering condition occurs without your knowledge, you may not be aware that the transaction has taken place and you may not be able to comply with the Section 16(a) rules that require you to report transactions to the SEC within two business days after their execution. Accordingly, transactions pursuant to a Trading Plan are not Permitted Transactions unless the Trading Plan requires the broker to notify you immediately of the execution of a transaction in the Company’s securities.

You must advise the Corporate Secretary in advance of your adoption, modification or termination of a Trading Plan.

5.    Unauthorized Disclosure of Material, Nonpublic Information Prohibited

No employees, officers, directors or agents of the Company may disclose material, nonpublic information about the Company or any company with whom the Company deals to anyone outside the Company unless authorized to do so. The Company may authorize disclosure of material, nonpublic information to individuals not subject to this Policy, but may condition such authorization by requiring you to have the party to whom you are disclosing that information agree not to disclose the information or trade in the Company’s securities until the information is publicly disclosed.

(a)    Tipping

You can be held responsible not only for your own insider trading, but also for trading performed by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you if you are the ultimate source of their information. You may be responsible for such trades whether or not you derive any personal benefit from disclosing such information. Third parties could easily misconstrue casual remarks you make in which you recommend a purchase, sale, or hold of the Company’s or other companies’ securities as being based on material, nonpublic information. Consequently, you should exercise caution in making any such recommendations.

(b)    Authorization to Disclose Material, Nonpublic Information

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The SEC has enacted Regulation FD, which explicitly bans selective disclosure of material, nonpublic information. Generally, Regulation FD provides that when a public company (such as the Company) discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information. Violations of Regulation FD can result in SEC enforcement actions, potentially resulting in injunctions and severe monetary penalties. Consequently, the Company authorizes only certain employees and agents (such as senior executives and investor relations personnel) to make disclosures of material, nonpublic information. Unless you are authorized to do so by the Company, you should refrain from discussing material, nonpublic information with anyone not subject to this Policy. Even in discussions with others who are subject to this Policy, you should consider the consequences of disclosing material, nonpublic information to them. By doing so, you would cause these individuals to be prohibited from trading in the Company’s securities until the information is publicly disclosed. Accordingly, you should restrict the dissemination of material, nonpublic information to the Company’s employees and agents having a need to know the information in order to serve the Company’s interests.

(c)    Non-Disclosure Agreements

The Company’s employees, officers, directors or agents that are involved in transactions or other negotiations with third parties that require the disclosure of material, nonpublic information concerning the Company to such third parties should have those third parties sign a non-disclosure agreement which requires that (1) the recipient of the information will not disclose the information to others and (2) the recipient may not trade on such information until the information has been publicly disclosed.

6.    Requirement that Directors and Executive Officers Obtain Pre-Clearance and Provide Notice of Transactions

All directors and Executive Officers must notify the Company’s Corporate Secretary prior to purchasing or selling the Company’s securities or entering into or modifying a Trading Plan concerning the Company’s securities and may not effect any such transaction if the Corporate Secretary indicates that a blackout period is in effect. In addition, all directors and Executive Officers must notify the Corporate Secretary of the date, quantity, price and the nature of any transaction in the Company’s securities subsequently made on their behalf by the close of business on the date of such transaction.

(a)    Notification of the Transaction

Section 16(a) of the Exchange Act requires that Executive Officers, directors and greater than 10% shareholders of the Company file Form 4 notices of certain transactions in the Company’s securities with the SEC within two business days following the date of the transaction. Accordingly, this Policy requires that each Executive Officer and director immediately notify the Company with the details of any transaction in the Company’s securities made on their behalf to give the Company the time it needs to prepare and file on their behalf the required Form 4 reports within the SEC’s deadline. Since the Company requires a day to prepare the Form 4 and a day to transmit the form to the SEC, Executive Officers and directors must report the details of a transaction in the

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Company’s securities to the Corporate Secretary by no later than the close of business on the date the transaction occurred. More detailed information about compliance with Section 16(a) is contained in the Company’s Insider Trading and Section 16 Reporting Policy.

7.    Potential Civil, Criminal and Disciplinary Sanctions

(a)    Civil and Criminal Penalties

The consequences of trading in violation of this Policy can be severe. Individuals that violate insider trading laws or regulations may be required to (1) disgorge the profit made or the loss avoided by the trading; (2) pay the loss suffered by the person who purchased the securities from you or sold the securities to a third party; (3) pay civil penalties up to three times the profit made or loss avoided; (4) pay a criminal penalty of up to $5,000,000; and (5) serve a jail term of up to twenty years. The Company and supervisors of an individual that violates insider trading laws or regulations may also be required to pay major civil or criminal penalties.

(b)    Company Discipline

Violation of this Policy or federal or state insider trading laws or regulations by any employee, officer, director or agent of the Company (or anyone included in Section 2(a) of this Policy) may subject the employee or officer to disciplinary action by the Company, up to and including termination, and the director or agent to dismissal.

(c)    Reporting of Violations

Any individual who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other individual, must report the violation immediately to the Corporate Secretary. Upon learning of any such violation, the Corporate Secretary, in consultation with the Company’s legal counsel and other parties as the Plan Officers deem appropriate, will determine whether the Company should (1) release any material nonpublic information or (2) report the violation to the SEC or other appropriate governmental authority.

8.    Administration of Policy

(a)    Administration by the Corporate Secretary

The Corporate Secretary is responsible for the day-to-day administration of this Policy. If you have any questions concerning the interpretation of this Policy, you should direct your questions to the Corporate Secretary.

(b)    Confidentiality of Policy Decisions

Employees should keep information concerning the operation of this Policy in strict confidence, since knowledge of certain decisions made pursuant to this Policy could

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itself constitute material, nonpublic information. For example, if you are made subject to a special blackout pursuant to Section 3, you must keep that fact confidential.

(c)    Amendment of the Policy
The Company reserves the right to amend and interpret this Policy from time to time.

REMEMBER, THE ULTIMATE RESPONSIBILITY FOR COMPLYING WITH THIS POLICY AND APPLICABLE LAWS AND REGULATIONS RESTS WITH YOU. YOU SHOULD USE YOUR BEST JUDGMENT AND CONSULT WITH YOUR LEGAL AND FINANCIAL ADVISORS, AS NEEDED.

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